EXHIBIT 10.6
PRIDE INTERNATIONAL, INC.
EMPLOYMENT/NON-COMPETITION/
CONFIDENTIALITY AGREEMENT
ALEJANDRO CESTERO

EMPLOYMENT/NON-COMPETITION/CONFIDENTIALITY AGREEMENT

DATE:	The date of execution set forth below.

COMPANY/EMPLOYER:	Pride International, Inc.,
a Delaware corporation
5847 San Felipe, Suite 3300
Houston, Texas 77057

EMPLOYEE:	Alejandro Cestero
326 Vanderpool Lane
Houston, Texas 77024
          This Employment/Non-Competition/Confidentiality Agreement by and between Pride International, Inc. (the “Company” and as further defined herein) and Alejandro Cestero (“Employee”), effective as of October 30, 2008 (the “Agreement”), is made on the terms as herein provided.
PREAMBLE
          WHEREAS, Pride International, Inc. and Employee are parties to a Change in Control/Non-Competition/Confidentiality & Tuition Agreement effective as of April 14, 2008 (the “Prior Agreement”); and
          WHEREAS, the Company wishes to secure the services of Employee subject to the contractual terms and conditions set forth herein; and
          WHEREAS, Employee is willing to enter into the Agreement upon the terms and conditions and for the consideration set forth herein.
          NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee (together the “Parties”) agree as follows:
AGREEMENT
I.	PRIOR AGREEMENTS/CONTRACTS

As of the Effective Date, the Prior Agreement is hereby amended, modified and superseded by this Agreement insofar as future employment, compensation, non-competition, confidentiality, accrual of payments or any form of compensation or benefits from the Company are concerned. This Agreement does not release or relieve the Company from its liability or obligation with respect to any compensation, payments or benefits already accrued to Employee for service prior to the Effective Date, nor to any vesting of benefits or other rights which are attributable to “Tuition” or “Additional Costs” (as such terms are defined in the Prior Agreement), length of employment, seniority or other such matters. This Agreement does not relieve Employee of any prior non-competition or confidentiality obligations and agreements and the same are hereby modified and amended as to future matters and future confidentiality even as to matters accruing prior to the Effective Date hereof.

II.	DEFINITION OF TERMS

Words used in the Agreement in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.
2.01	CAUSE. The term “Cause” means: (i) the willful and continued failure of Employee diligently to perform his duties with the Company (other than any failure due to physical or mental incapacity), (ii) gross negligence or willful misconduct which causes material injury, monetary or otherwise, to the Company or its affiliates, (iii) failure to comply with the Agreement, including violation of one or more of the covenants in Article V, (iv) intentional action which Employee knows would not comply with the laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes; or (v) material violation of any policy of the Company applicable at the time of the events, acts or omissions at issue.

2.02	CHANGE IN CONTROL. The term “Change in Control” of the Company shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:
a.	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power of the Company’s then outstanding securities;

b.	during any period of twelve consecutive months, individuals who, as of the date hereof, constitute the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director who was nominated for election or was elected with the approval of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director;

c.	the consummation of any transaction (including any merger, amalgamation, consolidation or scheme of arrangement), the result of which is that less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such transaction; or

d.	the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.
Notwithstanding any provision hereof to the contrary, neither a Newco Transaction nor any subsequent public offering or public distribution by Newco, Pride International, Inc. or any of their respective affiliates of equity securities of Newco or its successors shall be considered a “Change in Control.”
2.03	COMPANY. The term “Company” means Pride International, Inc., a Delaware corporation, as the same presently exists, or any and all successors, regardless of the nature of the entity or the state or nation of organization, whether by assignment, reorganization, merger, consolidation, absorption or dissolution; provided, however, that, from and after an assignment and novation pursuant to Section 6.09, except as provided in Section 5.09 all references to the Company in the Agreement shall no longer refer to Pride International, Inc. or any such successor and shall instead refer to (i) except as set forth in clause (ii), the entity to whom such assignment and novation is made and (ii) with respect to the definition of “Change in Control”, if such entity does not have a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, the direct or indirect parent of such entity, if any, that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, other than Pride International, Inc. and its successors. As used herein, “Board” shall mean the Board of Directors of the Company except as otherwise indicated.

2.04	CONSTRUCTIVE TERMINATION. The term “Constructive Termination” means termination of employment by reason of Employee’s resignation for any one or more of the following events:
a.	Employee’s resignation or retirement is requested by the Company other than for Cause;

b.	Any material reduction in Employee’s total compensation or benefits from that provided in the Compensation and Benefits Section as then in effect immediately prior to such reduction unless such reduction is generally applicable to all similarly situated executives of the Company;

c.	Any circumstance by which the actions of the Company either reduce or change Employee’s title, position, duties, responsibilities or authority to such an extent or in such a manner as to relegate Employee to a position not substantially similar to that which he held prior to such reduction or change and which would degrade, embarrass or otherwise make it unreasonable for Employee to remain in the employment of the Company;

d.	The material breach by the Company of any provision of the Agreement;

e.	Any requirement of the Company that Employee relocate more than 50 miles from downtown Houston, Texas, unless Employee recommended the relocation; or

f.	Failure of the Company to assign and novate the Agreement to a Purchaser as provided in Section 6.09b.
Notwithstanding any provision to the contrary, in order for Employee’s resignation to be deemed a Constructive Termination, (A) Employee must provide, within 60 days following the occurrence of the event that Employee claims constitutes a Constructive Termination, a written notice to the Company that Employee intends to terminate his employment with the Company; (B) the written notice must describe the event constituting the Constructive Termination in reasonable detail; and (C) within 30 days after receiving such notice from Employee, the Company must fail to reinstate Employee to the position he was in, or otherwise cure the circumstances giving rise to the Constructive Termination.
2.05	CUSTOMER. The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

2.06	EFFECTIVE DATE. The date that the Agreement becomes effective and binding, which shall be October 30, 2008.

2.07	MAT JACKUP RIG ASSETS. The term “Mat Jackup Rig Assets” means the 21 mat-supported jackup rigs owned directly or indirectly by Pride International, Inc. on the date of the Agreement (which includes the Pride Wyoming, which the parties recognize may be a total loss as a result of Hurricane Ike).

2.08	NEWCO. The term “Newco” means the entity formed to hold, directly or indirectly, all or substantially all of the Mat Jackup Rig Assets.

2.09	NEWCO TRANSACTION. The term “Newco Transaction” means the first issuance, sale, distribution or exchange, completed after the Effective Date, of equity securities of Newco or of any direct or indirect parent of Newco, other than Pride International, Inc. and its successors, in each case which issuance, sale, distribution or exchange results in such equity securities being traded on any United States national securities exchange or over-the-counter market or on any recognized foreign securities market, including without limitation (i) a registered underwritten public offering of such equity securities, (ii) a public offering of such equity securities on any recognized foreign securities market, (iii) a distribution of such equity securities to the stockholders of Pride International, Inc. or its successors or (iv) an exchange of such equity securities for equity securities of Pride International, Inc. or its successors.

2.10	NEWCO TRANSACTION DATE. The term “Newco Transaction Date” means the closing date of a Newco Transaction, which, in the case of a public offering contemplated by clause (i) or (ii) of the definition of “Newco Transaction”, means the closing date for the offering of equity securities, except for purposes of determining the VWAP under Section 3.04e, for which purpose it means the first day of regular-way trading of the equity securities and, in the case of a distribution or exchange contemplated by clause (iii) or (iv) of the definition of “Newco Transaction”, means the first day of regular-way trading of the equity securities being distributed.

2.11	PEER GROUP. The term “Peer Group” means Hercules Offshore, Inc., Rowan Companies Inc., Nabors Industries Ltd., Patterson-UTI Energy Inc., Helmerich & Payne Inc., and Superior Energy Services, Inc., or any successor to the foregoing primarily engaged in the same trade or business as such entity was engaged in as of the date of the Agreement.

2.12	PUBLIC COMMON STOCK. The term “Public Common Stock” means the class of equity securities of Newco acquired by the public in a Newco Transaction.

2.13	PURCHASER. The term “Purchaser” means one or more third-parties unaffiliated with the Company which acquire the Mat Jackup Rig Assets in a Sale of Assets.

2.14	SALE OF ASSETS. The term “Sale of Assets” shall refer to a transaction or series of transactions consummated prior to the Newco Transaction Date in which the Company sells or otherwise transfers to one or more third-parties unaffiliated with the Company all or substantially all of the Mat Jackup Rig Assets.

2.15	TERMINATION. The term “Termination” shall mean termination of the employment of Employee with the Company (including by reason of Constructive Termination) for any reason other than (i) Cause, (ii) Voluntary Resignation, or (iii) death. Notwithstanding any provision hereof to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period, as defined below (including any extended term), and the Company has no obligation to deliver advance notice of termination. No Termination shall be deemed to occur solely due to an assignment and novation of the Agreement pursuant to Section 6.09.

2.16	VOLUNTARY RESIGNATION. The term “Voluntary Resignation” means any termination of employment by Employee for any reason other than a Constructive Termination.
III.	EMPLOYMENT
3.01	EMPLOYMENT. Except as otherwise provided in the Agreement, the Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, for the Employment Period. During the Employment Period, Employee shall exercise such position and authority and perform such responsibilities as are commensurate with the position to which he is assigned and as directed by his supervisor. The office, position and title for which Employee is initially employed is that of Vice President and General Counsel - Mat Jackup Division of the Company (and simply Vice President and General Counsel after a Newco Transaction). Employee and the Company agree that the Company may re-assign Employee to another office, position and/or title, subject to Employee’s rights under Section 2.04.
3.02	BEST EFFORTS AND OTHER EMPLOYMENT OBLIGATIONS OF EMPLOYEE; BUSINESS EXPENSES; AND OFFICE AND OTHER SERVICES.
a.	Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the terms hereof.

b.	Employee shall devote his normal and regular business time, attention and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Employee performed for the Company. Such employment shall be considered “full time” employment. Employee shall also have the right to devote such incidental and immaterial amounts of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not being engaged in by the Company and which shall not otherwise interfere with the performance of his duties hereunder. Notwithstanding the foregoing, it shall not be a violation of the Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities hereunder. Employee shall have the right to make investments in any business provided such investment does not result in a violation of Article V of the Agreement.

c.	Employee acknowledges and agrees that Employee owes a fiduciary duty to the Company. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

d.	Employee shall not intentionally take any action which he knows would not comply with the laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the

FCPA, as the FCPA may hereafter be amended, and/or its successor statutes.

e.	During the employment relationship and after the employment relationship terminates, Employee agrees to refrain from any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate, and Employee agrees not to take any action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. The Company and its affiliates, officers, directors, and authorized representatives and agents agree to refrain from any disparaging comments about Employee; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by the Company and its affiliates, officers, directors, and authorized representatives and agents to any state or federal law enforcement agency or require notice to Employee thereof, and the Company and its affiliates, officers, directors, and authorized representatives and agents will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

f.	During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the most favorable policies, practices and procedures of the Company as in effect from time to time. Such reimbursement shall be made subject to the terms and conditions of the Company’s policy on the earlier of (i) the date specified in the Company’s policy or (ii) to the extent the reimbursement is taxable and subject to Section 409A (as defined in Section 6.02), no later than December 31 of the calendar year next following the calendar year in which the expense was incurred.

g.	During the Employment Period, the Company shall furnish Employee with office space, secretarial assistance and such other facilities and services as shall be suitable to Employee’s position and adequate for the performance of Employee’s duties hereunder.
3.03	TERM OF EMPLOYMENT. The term of Employee’s employment for purposes of the Agreement will commence on the Effective Date and be for a term ending at 12:00 o’clock midnight on the second anniversary of the Effective Date (the “Employment Period”). On each anniversary of the Effective Date, the Employment Period will be automatically extended for successive terms of one (1) year; provided, however, that the Company or Employee may give written notice to the other that the Agreement will not be renewed or continued after the next scheduled expiration date which is not less than one (1) year after the date that the notice of non-renewal was given. Notwithstanding the above, the Employment Period will expire upon Employee’s termination of employment for any reason including Termination, death, Cause or Voluntary Resignation. Employee agrees to provide thirty (30) days written notice of any Voluntary Resignation. Immediately upon termination of employment with the Company, Employee agrees to resign from all officer and director positions held with the Company and its affiliates.

3.04	COMPENSATION AND BENEFITS. During the Employment Period Employee shall receive the following compensation and benefits:
a.	Employee will receive an annual base salary of not less than $285,000.00, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company’s regular executive compensation practices (such salary, as in effect from time to time, the “Annual Base Salary”). The Board will review the Annual Base Salary at least annually.

b.	Employee shall be eligible to participate in an annual bonus plan at a target bonus award level of no less than 50% of Annual Base Salary and at a maximum bonus award level of 100% of Annual Base Salary, it being understood that the performance criteria and actual bonus awards are determined by the Company in its discretion and bonus amounts are not guaranteed.

c.	Employee will be entitled to participate in employee welfare and qualified plans (including, but not limited to, 401(k), life, health, accident and disability insurance and disability benefits), and to receive perquisites, to the extent offered by the Company generally to its executives.

d.	Employee will receive paid vacation days each year to the same extent as provided to executives with comparable duties, in accordance with Company policy and practices.

e.	Subject to Sections 3.05d, 3.06 and 3.07, Employee shall be eligible to receive an equity award, effective as of the Newco Transaction Date (the “Equity Award”). The value of the Equity Award (the “Equity Value”) shall be determined in accordance with the provisions of Exhibit A, subject to adjustment as set forth in Section 3.09. The Equity Award shall be comprised of 50% options to acquire Public Company Stock and 50% restricted stock units of Public Company Stock. For purposes of apportioning the Equity Award, the stock options shall be valued by the Board using a binomial option pricing model based on the volatility of the Peer Group and an exercise price equal to the volume-weighted average price of the Public Company Stock on the Newco Transaction Date (“VWAP”), and the restricted stock units shall be valued based on VWAP.

Awarded restricted stock units shall vest, and the options shall become exercisable, (a) in three installments of one-third of the underlying shares on the Newco Transaction Date and one-third of the underlying shares on each of the next two anniversaries of the Newco Transaction Date, provided that Employee continues to be employed by Newco on the vesting dates, (b) in full on the Change in Control of Newco, (c) in full upon termination of Employee’s employment with Newco by reason of death or Disability, and (d) in full on a Termination of Employee. The option shall be subject to expiration on the earlier of (i) the tenth anniversary of the date of grant, (ii) 60 days after Employee’s Termination or Voluntary Resignation, (iii) one year after Employee’s termination of employment due to death, or (iv) the date of termination of employment for Cause. For purposes of this Section 3.04e, “Disability” shall mean a disability in accordance with Treasury Regulation § 1.409A-3(i)(4).

f.	Employee shall not be eligible to receive any award of restricted stock or restricted stock units of Pride International, Inc. common stock (the “Pride Restricted Stock Awards”) or other equity incentive awards with respect to Pride International, Inc. common stock in calendar year 2009. If the Compensation Committee of Pride International, Inc. determines to award annual equity incentive awards to Pride International, Inc. employees at Employee’s pay grade level or equivalent pay grade level as effective as of the date of grant in calendar years 2010 and/or 2011 (as applicable), and if a Newco Transaction has not occurred as of the date(s) of such awards, then provided that Employee is employed by Pride International, Inc. or its subsidiaries or affiliates on such date(s), Employee shall receive a Pride Restricted Stock Award as of such date(s) in an amount not less than the amount the Compensation Committee of Pride International, Inc. deems, in good faith, to be a target award for Employee’s grade level and subject to such terms and conditions as determined by the Compensation Committee of Pride International, Inc. As of the Newco Transaction Date, Employee shall be deemed to have terminated from employment with Pride International, Inc. and its affiliates and subsidiaries, and accordingly shall forfeit any of Employee’s unvested Pride Restricted Stock Awards and other equity incentive awards with respect to Pride International, Inc. common stock, and, in addition to the Equity Award described in Section 3.04e hereof, Employee shall receive an award of restricted stock units of Public Company Stock (the “Replaced Award”). The value of the Replaced Award shall be based on VWAP as of the Newco Transaction Date and shall equal the value of Employee’s Pride Restricted Stock Awards determined based on the closing price of Pride International, Inc. common stock as of the trading day immediately preceding the Newco Transaction Date. The vesting schedule applicable for the Replaced Award shall correspond to the remaining vesting schedule, as of the Newco Transaction Date, of Employee’s Pride Restricted Stock Awards. For the avoidance of doubt, it is understood that there shall be no accelerated vesting of the Pride Restricted Stock Awards except (i) as provided in the award agreement evidencing the Pride Restricted Stock Award, (ii) as provided in Section 3.05d hereof with respect to a Termination, or (iii) as provided in Section 3.09 in connection with an assignment and novation of the Agreement.
3.05	TERMINATION WITHOUT CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period (including any extended term). In the event of any Termination that does not entitle Employee to payments and benefits under Section 3.06 or Article IV, the Company shall, sixty (60) days following such Termination, or at such other time(s) specified in this Section 3.05 or Section 6.02, and in exchange for a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”), pay or provide to Employee (or his designee or estate, as determined under Section 6.09, in the event of death after Termination and prior to satisfaction of the Company’s obligations in this Section 3.05):
a.	An amount equal to one (1) full year of his Annual Base Salary in effect on the date of Termination.

b.	The Company shall provide to Employee, Employee’s spouse and Employee’s eligible dependents for a period of one (1) full year following the date of Employee’s Termination, health insurance coverage which is comparable to that provided to similarly situated active executives at a cost to Employee as if he had remained a full time employee. If Employee dies during such term, health insurance coverage will be provided to Employee’s spouse and eligible dependents until the date that is one (1) year after the date of Employee’s Termination.

c.	An amount equal to one (1) times the target bonus award for Employee under the Company’s annual bonus plan for the fiscal year in which Termination occurs; provided, however, that if the Company has not specified a target award for such year, the prior year’s target will be used, and, if none, the amount will be equal to fifty percent (50%) of Employee’s Annual Base Salary.

d.	If the Termination is on or after the Newco Transaction Date, the Equity Award shall be fully vested. If the Termination is prior to the Newco Transaction Date, (i) the Equity Award shall not be granted, Employee shall have no right to the Equity Award, and the Company shall have no obligation to grant the Equity Award and (ii) any outstanding Pride Restricted Stock Awards shall be fully vested.

e.	The “Compensation and Benefits” Section hereof shall be applicable in determining the payments and benefits due Employee under this Section and if Termination occurs after a reduction in all or part of Employee’s total compensation or benefits, the lump sum severance allowance and other compensation and benefits payable to him pursuant to this Section shall be based upon his compensation and benefits before the reduction, except for any reduction permitted under Section 2.04b.
f.	The Company’s obligation under this Section to continue to pay or provide health insurance coverage to Employee, Employee’s spouse and Employee’s dependents shall be reduced when and to the extent any such benefits are paid or provided to Employee by another employer. Apart from this subparagraph, Employee shall have and be subject to no obligation to mitigate.
Notwithstanding any provision herein to the contrary, if Employee has not delivered to the Company an executed Release on or before the fiftieth (50th) day after the date of Termination, Employee shall forfeit all of the payments and benefits described in this Section 3.05.

A sample form of Release is attached as Exhibit B. Employee acknowledges that the Company retains the right to modify the required form of the Release as the Company reasonably deems necessary in order to effectuate a full and complete release of claims related to Employee’s employment against the Company, its affiliates, officers and directors and to delay payment until timely execution of the Release without revocation.

For the avoidance of doubt and to avoid duplication of benefits, to the extent the Company’s performance under this Section includes the performance of the Company’s obligations to Employee under any other plan or under another agreement between the Company and Employee, the rights of Employee under such other plan or other agreement, which are discharged under the Agreement, are discharged, surrendered, or released pro tanto.
3.06	TERMINATION FOLLOWING A SALE OF ASSETS. If a Sale of Assets occurs, Employee shall have the rights set forth below (and, if applicable, the rights set forth in Section 3.09).
a.	If a Sale of Assets occurs and (i) the Agreement is assigned and novated to a Purchaser, and (ii) Employee has a Termination prior to a Newco Transaction, then the Company shall pay or provide to Employee all payments and benefits specified in Section 3.05 at the same time and in the same manner therein specified (including the condition of timely execution of a Release and subject to Section 6.02) except that Employee shall receive a cash amount equal to 50% of the Equity Value (subject to adjustment to the extent set forth in Section 3.09) as of the closing date of the Sale of Assets in lieu of the Equity Award specified in Section 3.04e and in lieu of the Equity Award provisions in Section 3.05d (for the avoidance of doubt, Employee shall be entitled to the accelerated vesting of the Pride Restricted Stock Awards, if any, pursuant to the terms of Section 3.05d) (collectively, the “Asset Sale Benefits”). Notwithstanding the foregoing, Employee shall not be entitled to the cash amount in lieu of the Equity Award as stated in the preceding sentence if Employee has received the benefit specified in Section 3.07 hereof.

b.	If a Sale of Assets occurs and (i) the Agreement is not assigned and novated to a Purchaser, and (ii) Employee has a Termination before the date that is six (6) months after the closing date of the Sale of Assets, then the Company shall pay or provide to Employee the Asset Sale Benefits at the same time and in the same manner as provided in Section 3.06a (including the condition of timely execution of a Release and subject to Section 6.02). Notwithstanding the foregoing, Employee shall not be entitled to the cash amount in lieu of the Equity Award if Employee has received the benefit specified in Section 3.07 hereof.
3.07	NON-OCCURRENCE OF THE NEWCO TRANSACTION. If a Newco Transaction does not occur prior to the date that is thirty (30) months after the Effective Date (the “Non-Occurrence Date”), the Company shall pay or provide to Employee a cash amount equal to 50% of the Equity Value (subject to adjustment to the extent set forth in Section 3.09) within five (5) business days after the Non-Occurrence Date in lieu of the Equity Award specified in Section 3.04e.

3.08	PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the termination of Employee is for Cause, the Company will have the right to withhold all payments other than what is accrued and owing with respect to base salary, unreimbursed reasonable business expenses and under the terms of any employee benefit plan maintained by the Company.

3.09	OBLIGATIONS OF PURCHASER/EFFECT OF ASSIGNMENT. If there occurs a Sale of Assets and the Agreement is assigned and novated to a Purchaser or its subsidiary or affiliate, the following shall apply.
a.	Any Pride Restricted Stock Awards shall vest in full as of the effective date of the assignment and novation of the Agreement.

b.	If the assignment and novation of the Agreement is prior to the date that the Compensation Committee of Pride International, Inc. determines to award annual equity incentive awards to Pride International, Inc. employees in calendar years 2010 and/or 2011, such that Employee does not receive a Pride Restricted Stock Award as of such date(s), and if a Newco Transaction has not occurred and Employee is employed by Purchaser or its affiliates as of the first business day in January of 2010 and/or 2011, then Employee shall be entitled to a Single Adjustment or a Double Adjustment, as such terms are described below.
(i)	Single Adjustment. Employee is entitled to a “Single Adjustment”, as described below, if the conditions of this Section 3.09b are satisfied and Employee does not receive a Pride

Restricted Stock Awards for either one, but only one, of calendar years 2010 or 2011, as applicable.

(ii)	Double Adjustment. Employee is entitled to a “Double Adjustment”, as described below, if the conditions of this Section 3.09b are satisfied and Employee does not receive a Pride Restricted Stock Awards for both of calendar years 2010 and 2011.
In the case Employee is entitled to a Single Adjustment, (a) for purposes of Section 3.04e, the Equity Value (after applying the Adjustment Ratio) shall be increased by a fixed dollar amount of $345,000 and (b) for purposes of Sections 3.06 and 3.07, the cash amount in lieu of the Equity Award shall be equal to 50% of the Equity Value (after applying the Adjustment Ratio) and shall then be increased by a fixed dollar amount of $345,000.

In the case Employee is entitled to a Double Adjustment, (a) for purposes of Section 3.04e, the Equity Value (after applying the Adjustment Ratio) shall be increased by a fixed dollar amount of $690,000 and (b) for purposes of Sections 3.06 and 3.07, the cash amount in lieu of the Equity Award shall be equal to 50% of the Equity Value (after applying the Adjustment Ratio) and shall then be increased by a fixed dollar amount of $690,000.
IV.	CHANGE IN CONTROL
4.01	TERMINATION AFTER CHANGE IN CONTROL OF PRIDE INTERNATIONAL, INC. If, prior to a Newco Transaction or a Sale of Assets, Employee has a Termination within one (1) year after the date of a Change in Control of Pride International, Inc., Employee will receive all payments and benefits specified in Section 3.05 hereof at the same time and in the same manner therein specified (including the condition of timely execution of a Release and subject to Section 6.02) except as amended and modified below:
a.	The salary specified in Section 3.05a will be paid based upon a multiple of two (2) years (instead of one (1) year).

b.	Health insurance specified in Section 3.05b will be provided until (i) Employee becomes reemployed and receives similar benefits from a new employer or (ii) two (2) years after the date of the Termination, whichever is earlier.

c.	An amount equal to two (2) times the target bonus award specified in Section 3.05c hereof.

d.	A cash amount equal to 50% of the Equity Value (subject to adjustment to the extent set forth in Section 3.09) as of the Change in Control in lieu of the Equity Award specified in Section 3.04e and in lieu of the Equity

Award provisions in Section 3.05d (for the avoidance of doubt, Employee shall be entitled to the accelerated vesting of the Pride Restricted Stock Awards, if any, pursuant to the terms of Section 3.05d). Notwithstanding the foregoing, Employee shall not be entitled to the cash amount in lieu of the Equity Award if Employee has received the benefit specified in Section 3.07 hereof.

e.	All other rights and benefits specified in Section 3.05.
4.02	TERMINATION AFTER CHANGE IN CONTROL OF NEWCO. If, after a Newco Transaction, Employee has a Termination within one (1) year after the date of a Change in Control of Newco, Employee will receive all payments and benefits specified in Section 4.01 hereof at the same time and in the same manner therein specified (including the condition of timely execution of a Release and subject to Section 6.02) except that, in lieu of the cash payment specified in Section 4.01d, the Equity Award shall be fully vested.
V.	NON COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION
5.01	CONSIDERATION. The Company promises to provide Employee with the Company’s trade secrets and other confidential information, along with personal contacts, that are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present Customers and protecting the business of the Company.
a.	Employee, therefore, agrees that in exchange for the Company’s promise to provide trade secrets and other confidential information, Employee agrees to the non-competition and confidentiality obligations and covenants outlined in this Article V and that absent his agreement to these obligations and covenants, the Company will not now provide and will not continue to provide him with trade secrets and other confidential information.

b.	In addition to the consideration described in Section 5.01a, the Parties agree that (i) fifteen percent (15%) of Employee’s base salary and bonus, if any, paid and to be paid to Employee and (ii) one hundred percent (100%) of the payments and benefits, including Employee’s right to receive the same, under Section 3.05 and Section 3.07, as applicable, shall constitute additional consideration for the non-competition and confidentiality agreements set forth herein.
5.02	NON-COMPETITION. In exchange for the consideration described above in Section 5.01, Employee agrees that during his employment with the Company and for a period of one (1) year after he is no longer employed by the Company (unless (i) Employee is terminated after a Change in Control with the right to payments and benefits under Article IV or (ii) Employee is terminated pursuant to Section 3.06, in which events there will be no covenant not to compete and the noncompete covenants and obligations herein will terminate on the date of termination of Employee), Employee will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:
a.	work for, become an employee of, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the drilling and workover of oil and gas wells within the geographical area described in Section 5.02(e) and (ii) actually competes with the Company; or

b.	provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Employee had direct or indirect supervision or control, within one (1) year preceding Employee’s termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the one (1) year preceding such termination from whom the Company had solicited business during such one (1) year; or

c.	actively solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

d.	directly or indirectly (i) influence the employment of, or engagement in any contract for services or work to be performed by, or (ii) otherwise use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within two (2) years after the date of termination of employment of Employee with the Company or within two (2) years after such officer, director, employee or individual terminated employment with the Company, whichever period expires earlier.

e.	The geographical area within which the non-competition obligations and covenants of the Agreement shall apply is that territory within two hundred (200) miles of (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig yard, a rig operation or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the

Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.
5.03	CONFIDENTIALITY/PROTECTION OF INFORMATION. Employee acknowledges that his employment with the Company has in the past and will, of necessity, continue to provide him with special knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Employee will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose, use or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter specifically affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Employee may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of Employee’s duties as an employee of the Company, and Employee may not make any use of any information of the Company after he is no longer an employee of the Company. Employee agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the Parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding Customers, Customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business plans and arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Employee further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by Employee, which contain any information relating to the Company’s business, and Employee agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, nothing in the Agreement shall prevent Employee from complying with applicable federal and/or state laws.

5.04	COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Employee herein, it is expressly agreed that:
a.	the terms and provisions of the Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Article V are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;

b.	the consideration provided by the Company under the Agreement is not illusory;

c.	the consideration given by the Company under the Agreement, including, without limitation, the provision and continued provision by the Company of trade secrets and other confidential information to Employee, gives rise to the Company’s interest in restraining and prohibiting Employee from engaging in the unfair competition prohibited by Section 5.02 and Employee’s promise not to engage in the unfair competition prohibited by Section 5.02 is designed to enforce Employee’s consideration (or return promises), including, without limitation, Employee’s promise to not use or disclose confidential information or trade secrets; and

d.	the injury suffered by the Company by a violation of any obligation or covenant in this Article V of the Agreement will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Article V of the Agreement, accordingly:
(i)	the Company shall be entitled to injunctive relief without the posting of a bond or other security to prevent violations thereof and to prevent Employee from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Employee from divulging any confidential information; and

(ii)	compliance with this Article V of the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Employee, subject to the other provisions hereof.
5.05	TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. If Employee violates the confidentiality/protection of information and/or non-competition obligations and covenants herein or any other related agreement he may have signed as an employee of the Company, Employee agrees there shall be no obligation on the part of the Company to provide any payments or benefits (other than payments or benefits already earned or accrued) described in Sections 3.05 or 3.07 of the Agreement. If Employee is terminated pursuant to Section 3.06 or is terminated after a Change in Control with the right to payments and benefits under Article IV, there will be no withholding of benefits or payments due to a violation of the non-competition obligations hereof and Employee will not be bound by the non-competition provisions hereof.

5.06	REFORMATION OF SCOPE. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law, and the determination of whether Employee violated such obligation and covenant will be based solely on the limitation as reformed.

5.07	RETURN OF CONSIDERATION. Employee specifically recognizes and affirms that the non-competition obligations set out in Section 5.02 are material and important terms of the Agreement, and Employee further agrees that should all or any part of the non-competition obligations described in Section 5.02 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between Employee and the Company, the Company shall be entitled to the immediate return and receipt from Employee of all consideration described in Section 5.01b, including interest on all amounts paid to Employee under Section 5.01b at the maximum lawful rate.

5.08	ASSISTANCE WITH LEGAL PROCEEDINGS. Employee agrees that during the Employment Period and for two (2) years after the Employment Period, Employee will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which Pride International, Inc., Newco or any of their affiliates or subsidiaries is then or may become involved, and shall cooperate in a timely manner, including but not limited to cooperation with the Board of Directors of Pride International, Inc. or Newco, officers, counsel, regulators and auditors, with respect to all internal investigations with respect to which Employee may have relevant information; provided, however, that no additional compensation shall be paid or payable to Employee for these services.

5.09	DEFINITION OF COMPANY. For purposes of Sections 5.01, 5.02, 5.04 and 5.07, during the Employment Period and for two (2) years after a Newco Transaction or an assignment and novation of the Agreement, the term “Company” shall include Pride International, Inc. and its affiliates, in addition to any other entity that meets the definition of “Company” under Section 2.03. In addition, for the purpose of Article V, the term “Company” includes all subsidiaries of the Company to the extent such subsidiary is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.
VI.	GENERAL
6.01	INCOME, EXCISE OR OTHER TAX LIABILITY. Employee will be liable for and will pay all income tax liability by virtue of any payments made to Employee under the Agreement, as if the same were earned and paid in the normal course of business and not the result of a Change in Control and not otherwise triggered by the “golden parachute” or excess payment provisions of the Internal Revenue Code of 1986, as amended (the “Code”) as described below, which would cause additional tax liability to be imposed.

a.	The Company may withhold from any benefits and payments made pursuant to the Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.

b.	Notwithstanding any contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under the Agreement, either alone or together with other payments and benefits which Employee receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce Employee’s payments and benefits payable under the Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Employee under the Agreement, plus (ii) all other payments and benefits which Employee receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The parachute payments reduced shall be those that provide Employee the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata.

c.	All determinations required to be made under Section 6.01b shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and Employee.
6.02	SECTION 409A. The Agreement is intended to comply with the provisions of Section 409A of the Code and applicable Treasury authorities (“Section 409A”) and, wherever possible, shall be interpreted as being so compliant therewith. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A:

a.	If Employee is a “specified employee,” as such term is defined in Section 409A, any payments or benefits payable as a result of Employee’s Termination shall not be payable before the earlier of (i) the date that is six months after Employee’s Termination, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 6.02a shall be applied by accumulating all payments and benefits that otherwise would have been paid or provided within six months of Employee’s Termination and (x) paying such accumulated amounts; or, if applicable, (y) reimbursing to Employee the employer-portion of any insurance premiums paid by Employee during such period; at the earliest date which complies with the requirements of Section 409A.

b.	Employee and the Company agree that no revision of the Agreement intended to comply with the terms of Section 409A and to avoid imposition of the applicable tax thereunder shall be deemed to adversely affect Employee’s rights or benefits in the Agreement.

c.	For the avoidance of doubt, the Equity Award in Section 3.04e and the payment of 50% of the Equity Value specified in Sections 3.06, 3.07 and 4.01 are subject to a substantial risk of forfeiture pursuant to Treasury Regulation § 1.409A-1(d) and will be paid within the short-term deferral exception of Treasury Regulation § 1.409A-1(b)(4).
6.03	NO DUPLICATION OF BENEFITS. Employee shall be entitled to one, and only one, of the termination payments and benefits described in Section 3.05, Section 3.06a, Section 3.06b, Section 4.01 or Section 4.02, as applicable to the circumstances of Employee’s termination of employment.

6.04	REFORMATION DUE TO LAW DEVELOPMENTS. Employee acknowledges that the Company’s tax consequences as a result of Employee’s compensation under the Agreement are of significant interest to the Company and that developments involving relevant tax laws, rules and regulations could unfavorably impact the Company’s tax consequences. Employee agrees that he is obligated to consider in good faith any proposal by the Company to revise or reform his compensation structure hereunder if the Company advises Employee that such compensation structure has or will result in unfavorable tax consequences to the Company.

6.05	NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement.

6.06	NOTICES. Notices, requests, demands and other communications provided for by the Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender, if to Employee, at the last address he has filed, in writing, with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

6.07	NON-ALIENATION. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under the Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the Parties hereto, shall have any rights under or interest in the Agreement or the subject matter hereof. Upon the death of Employee, his beneficiary designated under Section 6.09 or, if none, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof, to the extent applicable.

6.08	ENTIRE AGREEMENT; AMENDMENT. The Agreement constitutes the entire agreement of the Parties with respect of the subject matter hereof. No provision of the Agreement may be amended, waived, or discharged except by the mutual written agreement of the Parties. The consent of any other person(s) to any such amendment, waiver or discharge shall not be required.

6.09	SUCCESSORS AND ASSIGNS.
a.	The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform the Agreement.

b.	Notwithstanding anything herein to the contrary, the Parties specifically agree, and Employee specifically consents, that the Agreement shall be assigned and novated to Newco, in advance of or upon consummation of any Newco Transaction, and may, in the Company’s discretion, be assigned and novated to the Purchaser or any of its affiliates in any Sale of Assets, and after such assignment and novation (and, in the case of a Newco Transaction, upon the consummation of such Newco Transaction), neither Pride International, Inc. nor any of its successors will have any obligations hereunder.

c.	For purposes of clarity, upon the assignment and novation of the Agreement to a Purchaser, such Purchaser shall assume all of the obligations of the Agreement including, without limitation, the obligations set forth in Sections 3.06, 3.07 and 3.09.

d.	Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of Employee and his legal representatives, heirs and assigns; provided, however, that in the event of Employee’s death prior to payment or distribution of all amounts, distributions and benefits due him hereunder, if any, each such unpaid amount and distribution shall be paid in accordance with the Agreement to the person or persons designated by Employee to the Company to receive such payment or distribution and in the event Employee has made no applicable designation, to his estate.
6.10	AUTHORITY OF PRIDE INTERNATIONAL, INC. WITH RESPECT TO NEWCO TRANSACTION. Without limiting the generality of any other provision hereof, nothing in the Agreement shall limit or restrict Pride International, Inc. from (i) taking any action in connection with the separation of its Mat Jackup Rig Assets on the terms determined by Pride International, Inc. (ii) entering into, amending, modifying, interpreting or terminating any arrangement (including separation arrangements, corporate governance arrangements, tax sharing arrangements, registration rights agreements or transition services agreements, all of which may be on the terms specified by Pride International, Inc.), (iii) establishing or amending the Charter, By-Laws and other governing documents of Newco to provide for, among other things, protections for Pride International, Inc. and granting it consent and other rights not available to other shareholders, (iv) establishing the Board of Directors of Newco, (v) effecting the sale of securities of Newco to Pride International, Inc. on terms that Pride International, Inc. determines, (vi) varying the terms of the Newco Transaction from those described herein, (vii) restricting the ability of Newco to compete with Pride International, Inc. or (viii) taking any other action related to the formation, capitalization, business operations, timing of transactions or otherwise, it being specifically understood by the Parties that any of such actions or other actions taken by Pride International, Inc. in connection with the Newco Transaction (including the decision not to effect a Newco Transaction), restructuring, any disposition transactions or otherwise shall not constitute a Constructive Termination or otherwise constitute a breach of the Agreement.

6.11	GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Delaware because the Company is incorporated under the laws of said State, the validity, interpretation and enforcement of the Agreement shall be governed by the laws of the State of Texas.

6.12	VENUE. To the extent permitted by applicable state or federal law, venue for all proceedings hereunder will be in the U.S. District Court for the Southern District of Texas, Houston Division.

6.13	HEADINGS. The headings in the Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Agreement.

6.14	SEVERABILITY; PARTIAL INVALIDITY. In the event that any provision, portion or section of the Agreement is found to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby, shall remain in full force and effect and shall be binding upon the Parties, and the Agreement will be construed to give meaning to the remaining provisions of the Agreement in accordance with the intent of the Agreement.

6.15	COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.

6.16	NO WAIVER. Employee’s or the Company’s failure to insist upon strict compliance with any provision of the Agreement or the failure to assert any right Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Agreement.
          IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee of such Board of Directors, the Company has caused these presents to be executed in its name and on its behalf.
          EXECUTED in multiple originals and/or counterparts as of the date set forth below.

/s/ Alejandro Cestero
Alejandro Cestero
Date: October 30, 2008

ATTEST:	PRIDE INTERNATIONAL, INC.

/s/ W. Gregory Looser	By:	/s/ Louis A. Raspino

W. Gregory Looser Secretary		Louis A. Raspino President and Chief Executive Officer

Date: October 30, 2008

EXHIBIT A
          The following terms shall have the meanings ascribed hereto for purposes of calculating the Equity Value, if applicable:
“Equity Value” shall mean $690,000 multiplied by the Adjustment Ratio.
“Adjustment Ratio” shall mean the quotient (calculated to the nearest five decimal places) obtained by dividing the Index Value as of the Estimate Date by the Index Value as of October 28, 2008. The Adjustment Ratio shall be no greater than 1.40 and no less than .75.
“Estimate Date” shall mean (A) with respect to an Equity Award on the Newco Transaction Date, five Trading Days prior to the Newco Transaction Date, (B) with respect to an Equity Value under Section 3.06a, the closing date of an Asset Sale, or (C) with respect to an Equity Value under Section 4.01d, the date of a Change in Control of Pride International, Inc.
“Applicable Stock” shall mean the common stock (or equivalent in the event of a noncorporate entity) of each of the members of the Peer Group (each of such companies being referred to as an “Issuer”).
“Market Capitalization” on any day shall mean, with respect to any Applicable Stock, the product obtained by multiplying (a) the Market Value of such Applicable Stock on such day by (b) the number of outstanding shares of all Applicable Stock as last reported in a filing with the Securities and Exchange Commission.
“Index Value” on any day shall mean the sum of the Market Capitalization of the Applicable Stocks on such day (i.e., the sum of the Market Capitalization of the common stock of Hercules Offshore, Inc., plus the Market Capitalization of the common stock of Rowan Companies Inc., plus the Market Capitalization of the common stock of Nabors Industries Ltd., plus the Market Capitalization of the common stock of Patterson-UTI Energy, Inc, plus the Market Capitalization of the common stock of Helmerich & Payne Inc., plus the Market Capitalization of the common stock of Superior Energy Services, Inc.) divided by the sum of the number of outstanding shares of all Applicable Stock as last reported in a filing with the Securities and Exchange Commission, appropriately adjusted for a determination as of the Estimate Date to reflect any stock splits, reverse stock splits or stock dividends with respect to Applicable Stocks after October 28, 2008.
“Market Value” of any Applicable Stock on any day shall mean the volume-weighted average price of a share of such Applicable Stock on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or, in case no reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such Applicable Stock on such Trading Day, in either case on the New York Stock Exchange or, if the shares of such Applicable Stock are not quoted on the New York Stock Exchange on such Trading Day, on the Nasdaq National Market, or if the shares of such Applicable Stock are not quoted on the Nasdaq National Market on such Trading

A-1

Day, the average of the closing bid and asked prices of a share of such Applicable Stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected by the Company, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day (including without limitation because such Applicable Stock is not publicly held (whether because an Issuer of such Applicable Stock has been acquired by a third party in an acquisition (an “Issuer Acquisition”) or otherwise) or because such Applicable Stock has been reclassified, converted or exchanged into cash, securities or other property), the market value of a share of such Applicable Stock as determined by the Board; provided that (a) the “Market Value” of any share of Applicable Stock on any day prior to the “ex” date or any similar date for any dividend or distribution paid or to be paid with respect to the Applicable Stock shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board and (b) the “Market Value” of any share of Applicable Stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of Applicable Stock or (ii) the “ex” date or any similar date for any dividend or distribution with respect to the Applicable Stock in shares of the Applicable Stock shall be appropriately adjusted as determined by the Board to reflect such subdivision, combination, dividend or distribution. In the case of an Issuer Acquisition such Issuer’s Applicable Stock shall be removed from the determination of Market Value for both October 28, 2008 and the Estimate Date; provided, however, that if there occurs an aggregate of two or more of any combination of Issuer Acquisitions (excluding an Issuer Acquisition in which an Issuer is acquired by another Issuer) or Issuer Bankruptcies (as defined herein), then the parties shall retain the remaining Applicable Stock in the determination of Market Value for both October 28, 2008 and the Estimate Date but shall add any additional companies as Issuers as shall be determined by Simmons & Company International (or if Simmons & Company International does not accept such assignment, as determined by a mutually agreeable investment banking firm with experience in the oilfield service industry). In making such determination, Simmons & Company International shall seek to choose companies to be included as Issuers in order to have the calculation of Market Value as most appropriately as possible reflect the U.S. Gulf of Mexico shallow-water and inland barge drilling business. Any number of additional Issuers (including zero) may be included by Simmons & Company International, but the total number of Issuers, including Issuers already determined hereunder, may not exceed six. The costs of Simmons & Company International shall be paid by the Company. An Issuer shall be deleted from the determination of Market Value for all periods if such Issuer declares bankruptcy under applicable federal bankruptcy laws (an “Issuer Bankruptcy”). In addition, the Board may make other changes to the determination of Market Value not inconsistent with the foregoing that it deems fair and equitable under the circumstances.
“Trading Day” shall mean each weekday other than any day on which securities are not traded on the New York Stock Exchange or the Nasdaq National Market or in the over-the-counter market.

A-2

EXHIBIT B
Waiver And Release
          Pursuant to the terms of my Employment Agreement with Pride International, Inc. effective October 30, 2008, and in exchange for the payment of $                     which is the cash amount payable pursuant to [Section                     ] of the Agreement and benefits as provided in [Section                     ] of the Agreement, as applicable (the “Separation Benefits”), I hereby waive all claims against and release (i) Pride International, Inc. and its directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to [Section                     ] of the Agreement and rights under [Section                     ] of the Agreement. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)
          I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. I acknowledge that I have been given at least [       ] days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.
          In exchange for the payment to me of the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I

B-1

expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by federal or state law from the Separation Benefits otherwise payable to me.
          Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.
          I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.
          I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number:                     , in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
          Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

B-2

          I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company’s Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date

Employee’s Social Security Number

B-3